Exhibit 10.49

Execution Copy

[OSI Restaurant Partners, LLC Letterhead]
2202 N. West Shore Boulevard, 5th Floor
Tampa, Florida  33607

November 2, 2009

Mr. A. William Allen, III
4400 West Culbreth Avenue
Tampa, FL 33609

Dear Bill,

As we discussed, effective as of 11:59 p.m. on November 15, 2009 (the “Separation Date”), you will retire from OSI Restaurant Partners, LLC (the “Company”) and your employment with the Company and its subsidiaries and affiliates will terminate.  The purpose of this letter agreement (the “Agreement”) is to confirm the agreement between you and the Company concerning your separation from the Company and the related severance arrangements, as follows:

1.           Termination; Duties Until Separation Date.  Effective as of the Separation Date, your employment with the Company will terminate, and you will resign from all other positions, offices and directorships that you hold with the Company, Kangaroo Holdings, Inc. (“Holdings”) or any of their respective affiliates or subsidiaries, other than your positions as a member of each of the Board of Managers of the Company and the Board of Directors of Holdings; it being understood that you shall become Chair of each of such Boards effective as of November 16, 2009.  From the date first written above until the Separation Date, you shall continue to serve as the President and Chief Executive Officer of the Company on the terms contained in the Employment Agreement between you and the Company dated June 14, 2007 and amended on each of January 1, 2009 and June 12, 2009 (as amended, the “Employment Agreement”).  Your right to receive the benefits under this Agreement is conditioned upon your continued compliance with the covenants contained in the Employment Agreement and the fulfillment of your duties thereunder.  As of the Separation Date, the Employment Agreement will terminate, except as expressly provided in this Agreement.

2.           Final Wages and Business Expenses.  In accordance with Section 9(a) of the Employment Agreement, you will receive any base salary earned by you during the current payroll period, through the Separation Date, to the extent not previously paid.  You will also be reimbursed for any unreimbursed business expenses incurred under Section 7 of the Employment Agreement, provided you submit appropriate substantiation and documentation in accordance with Company policy.  These amounts will be paid to you within thirty (30) days of the Separation Date whether or not you accept this Agreement.

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3.           Severance Benefits.  In consideration of your acceptance of this Agreement, and subject to (i) your executing a release agreement in the form attached hereto as Exhibit A (the “Release”) that satisfies the condition to severance benefits under the Employment Agreement and (ii) your continued compliance with your obligations under this Agreement and under Sections 10, 11, 12, 13, 17, 18 and 29 of the Employment Agreement, the Company will provide you with the following severance pay and benefits:

(a)           (i)  In satisfaction of its obligations under Section 9(b) of the Employment Agreement, the Company will provide you with a severance payment equal to the sum of (A) twelve (12) months of your base salary at the rate in effect on the Separation Date and (B) the average of the annual bonuses paid to you in respect of the three final years of your employment with the Company (meaning, for these purposes, the annual bonus paid to you in respect of 2009, based on actual performance, the actual annual bonus paid to you in respect of each of 2008 and 2007 and 50% of the closing bonus paid to you in 2007) (the sum of (A) plus (B), the “Severance Payment”).  The parties acknowledge that the Severance Payment cannot be calculated as of the Separation Date.  The Company shall calculate the Severance Payment no later than February 26, 2010.  The Company shall pay to you an amount equal to (x) the Severance Payment minus (y) the amount of severance that is paid to you under subsection (a)(ii) below in equal monthly installments commencing in March 2010 for a number of months equal to twelve minus the number of months you received payments in respect of the Estimated Severance Payment.  From the date set forth in Section 5 below through and including February 2010, the Company shall pay to you the Estimated Severance Payment on the terms set forth in subsection (ii) below.

(ii)  Commencing on the date set forth in Section 5 below, the Company shall pay you an estimated severance payment at a monthly rate equal to One Hundred Thirty Four Thousand Nine Hundred and Ten Dollars and Forty One Cents ($134,910.41) (which represents one-twelfth of One Million Six Hundred Eighteen Thousand Nine Hundred Twenty Five Dollars ($1,618,925.00)), which represents the sum of (A) twelve (12) months of your base salary at the rate in effect on the Separation Date and (B) the average of the annual bonuses paid to you in respect to the three years prior to the current year (meaning, for these purposes, the actual annual bonus paid in to you in respect of each of 2008, 2007 and 2006 and 50% of the closing bonus paid to you in 2007) (the sum of (A) plus (B), the “Estimated Severance Payment”)); such Estimated Severance Payment to be paid to you in equal monthly installments commencing on the date set forth in Section 5 below through and including February 2010.

(b)           If you elect, as of the Separation Date, under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to continue to participate in the Company’s group medical, dental and vision insurance plans, the Company shall reimburse you on a monthly basis in arrears for the cost of your portion of the COBRA premiums with respect to such coverage for twelve (12) months following the Separation Date (such period, the “COBRA Period”), each such payment to be made to you within fifteen (15) days after the first day of the applicable month; provided that you remain eligible for such participation under applicable law and plan terms, and further provided

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that the Company’s obligations hereunder shall terminate on the date that you become covered under another employer’s health, dental and visions plans (in which case you shall notify the Company of such fact within five (5) days of so becoming covered).

(c)           You shall be entitled to an Outback Steakhouse “comp” card for the remainder of your life, subject to the spending limits that are in effect with respect to your existing “comp” card as of October 31, 2009; it being understood that in no event shall any amounts under such “comp” card that are not used in a calendar year be carried over to any subsequent calendar year.

(d)           You and your immediate family shall be entitled to one-time use of the Company’s aircraft for purposes of traveling from Tampa, Florida to your residence in California, which use shall be subject to the business needs of the Company and shall take place prior to July 1, 2010.

(e)           The Company will provide you with an additional severance payment equal to One Hundred Thirty Eight Thousand Seven Hundred Twenty Nine Dollars and Eighty One Cents ($138,729.81), which represents your base salary at the rate in effect on the Separation Date calculated from November 16, 2009 through December 31, 2009 (the “Additional Severance Payment”); such Additional Severance Payment to be paid to you in a single lump sum payment within thirty (30) days of the date set forth in Section 5 below.

(f)           In lieu of any payment pursuant to the Company’s bonus program for fiscal year 2009, you will be entitled to receive an annual bonus in respect of the 2009 fiscal year, without pro-ration for actual days worked, based on the 2009 bonus plan approved by the Compensation Committee of the Board of Directors of the Company, as amended on or about May 5, 2009 and without giving effect to any further amendments that may be made after the Separation Date, such bonus to based on actual performance.  Any bonus payment under this subsection (f) shall be paid in a single lump sum payment within ninety (90) days after December 31, 2009.

4.           Stock Options; Restricted Stock.

(a)           The option to purchase Four Hundred Ninety Seven Thousand Four Hundred Eighty Two (497,482) shares of the common stock of Holdings at Ten Dollars ($10.00) per share (the “Option”), that was granted to you pursuant to that certain Option Agreement dated as of June 14, 2007 between you and Holdings and amended June 12, 2009 by that certain Amendment to Option Agreement Kangaroo Holdings, Inc. (as amended, the “Option Agreement”), shall continue to be governed by such Option Agreement, the terms of the Holdings 2007 Equity Incentive Plan (the “Equity Plan”) and the other agreements referenced therein.

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    (b)           The One Million Eight Hundred Fifty Thousand Seven Hundred Fifty (1,851,750) shares of restricted Holdings common stock (the “Restricted Shares”) that were granted to you pursuant to that certain Restricted Stock Agreement dated as of June 14, 2007 by and among Holdings and you and amended June 14, 2009 by that certain Agreement for Restricted Shares and Amendment to Amended and Restated Promissory Note (as amended, the “Restricted Stock Agreement”) shall continue to be governed by the terms of the Restricted Stock Agreement and the other agreements referenced therein.

5.           Conditions to the Company’s Obligations.  Any obligation of the Company, Holdings or any of their respective affiliates under Section 3 hereof is conditioned upon (i) your executing this Agreement (which includes the release of claims included in Section 12 below) and (ii) your executing the Release and delivering it to the Company within twenty-one (21) calendar days of the Separation Date; provided, however, that the Estimated Severance Payment shall not commence, and the Additional Severance Payment shall not be made, earlier than five (5) business days following the later of the effective date of the Release (that is, the eighth calendar day following the date of your signing the Release, provided you have not revoked such Release) or the date that the Release, signed by you, is received by the Company.

6.           Tax Withholding.  All payments by the Company under this Agreement will be reduced by all taxes and other amounts that the Company is required to withhold under applicable law and all other deductions authorized by you.

7.           Acknowledgement of Full Payment and Status of Benefits.   You agree that the payments and benefits provided under Sections 2 and 3 of this Agreement and described in Section 4 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company or any of its affiliates, whether arising under the Employment Agreement or otherwise, in connection with your employment or the termination thereof, and that, except as expressly provided in this Agreement, nothing further is owed to you by the Company or Holdings or any of their respective affiliates.  You will not continue to earn vacation or other paid time off after the Separation Date and, except as expressly provided in Sections 3(b) and 3(c) above, your participation in all employee benefit plans and programs of the Company and its affiliates will end as of the Separation Date, in accordance with the terms of those plans and programs.

8.           Confidentiality, Non-Competition and Non-Solicitation.  You agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others.  You hereby acknowledge, reaffirm, and agree to comply with all of your post-employment confidentiality, non-solicitation, non-competition and other obligations under Sections 10, 11, and 13 of the Employment Agreement (the “Restrictive Covenants”), in accordance with the terms thereof.  The Company’s obligations to provide any of the payments and benefits set forth in this

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Agreement are expressly conditioned on your continued full compliance with the Restrictive Covenants, the covenants contained in Sections 12, 17, 18 and 29 of the Employment Agreement and your compliance with the covenants contained in this Agreement, including, but not limited to, those contained in Section 9 below.

9.           Non-Disparagement.  You agree that from and after the date hereof you will not make any false, misleading or disparaging statements about, or otherwise criticize, the Company, Holdings, or any of their respective affiliates, directors, employees, officers, agents, products or services.

10.           Return of Documents and Other Property.  In signing this Agreement, you agree that, prior to the Separation Date, you will return to the Company any and all documents, materials and information related to the business, whether present or otherwise, of the Company and its affiliates as required by Section 12 of the Employment Agreement, and all keys and other property of the Company and its subsidiaries and affiliates in your possession or control.  As of the Separation Date, you agree that you will not, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its affiliates, including without limitation their electronic mail systems.  Further, you agree that prior to the Separation Date you will disclose to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on its computer network or system.

11.           Cooperation.  You agree to cooperate fully with all reasonable requests for information and participation by the Company, its agents or attorneys in prosecuting or defending claims, suits and disputes brought on behalf of or against the Company or its affiliates and in which you are involved or about which you have knowledge.

12.           Release of Claims.

(a)           In exchange for the severance pay and benefits provided to you under this Agreement, which are contingent on your signing this Agreement, which includes this release of claims, and to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through you, you hereby release and forever discharge the Company, Holdings, and their respective subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, known or unknown, which you have had in the past, now have or might have, through the date of your signing of this Agreement, including, without limitation, any and all causes of action, rights or claims in any way resulting from, arising out of or connected with your employment by the Company or any

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of its subsidiaries or other affiliates, or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement.

(b)           Excluded from the scope of the release of claims set forth in Section 12(a) is (i) any claim arising under terms of this Agreement after the effective date of this Agreement, (ii) payment of any severance amounts pursuant to Section 3 of this Agreement, any vested rights, payments, or benefits due under any employee benefit plan sponsored or maintained by the Company or any of its affiliates and the Company’s obligations to provide you with the gross-up payments referenced in the second paragraph of Section 6 of the Employment Agreement, (iii) any claim arising out of the Option or the Restricted Shares, (iv) any right of indemnification or contribution pursuant to the Articles of Incorporation or By-Laws of the Company or any of its subsidiaries or other affiliates and (v) any right of indemnification or contribution that you have pursuant to any written stockholder agreement between you and the Company or any of its subsidiaries or other affiliates.

(c)           You also acknowledge that you have been advised by the Company and its subsidiaries and other affiliates to seek the advice of an attorney prior to executing this Agreement, and that you have had sufficient time to consider this Agreement and to consult with an attorney, if you wished to do so, or to consult with any other person of your choosing before signing, and you are signing this Agreement voluntarily and with a full understanding of its terms.  You further acknowledge that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

13.           Entire Agreement.  This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only your rights and obligations under or with respect to the Option Agreement, the Restricted Stock Agreement, the Stockholders Agreement (as such term is defined in the Option Agreement), the Registration Rights Agreement (as such term is defined in the Option Agreement), the Equity Plan and your post-employment obligations under Sections 10, 11, 13 and 29 of the Employment Agreement and the Company’s rights and remedies under the Employment Agreement, including those other provisions of the Employment Agreement that are necessary or desirable for the enforcement of the aforementioned surviving provisions, and the provisions contained in Sections 17 and 18 of the Employment Agreement, all of which shall remain in full force and effect in accordance with their terms.  Nothing in this Agreement shall discharge or otherwise affect your obligations under that certain Amended and Restated Promissory Note dated September 24, 2008 between you and Holdings, as amended on June 14, 2009, that certain Amended and Restated Stock Pledge Agreement dated as of September 24, 2008 between you and Holdings, that certain Promissory Note dated as of June 15, 2009 between you and Holdings and that certain Stock Pledge Agreement dated as of June 15, 2009 between you

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and Holdings, nor the Company’s obligations under that certain Split Dollar Agreement dated August 8, 2008 and effective as of March 30, 2006, by and between the Company and A. William Allen, III (the “Split Dollar Agreement”), provided that if you and the Company mutually agree, after the Effective Date, the Company may enter into an alternative arrangement that provides you with an equivalent economic benefit to the benefit provided under such Split Dollar Agreement.

14.           Section 409A.  Any taxable welfare benefits provided to you pursuant to this Agreement (the “Applicable Benefits”) shall be subject to the following requirements in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The amount of any Applicable Benefits provided during one taxable year shall not affect the amount of the Applicable Benefits provided in any other taxable year, except that with respect to any Applicable Benefits that consist of the reimbursement of expenses referred to in Code Section 105(b), a limitation may be imposed on the amount of such reimbursements as described in Treasury Regulations Section 1.409A-3(i)(iv)(B).  To the extent that any Applicable Benefits consist of the reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.  Further, no Applicable Benefits may be liquidated or exchanged for another benefit.

15.           Miscellaneous.  This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Company. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.  This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.  This Agreement shall be governed by the laws of the State of Florida, without giving effect to the principles of comity or conflicts of laws thereof.

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If the terms of this Agreement are acceptable to you, please sign, date and return it to the Company.  The enclosed copy of this Agreement, which you should also sign and date, is for your records.

Sincerely,

OSI RESTAURANT PARTNERS, LLC

 By: /s/ Joseph J. Kadow
                   Name: Joseph J. Kadow
 Title: Executive Vice President

Accepted and agreed:

Signature:  /s/ A. William Allen, III_______
          A.  William Allen, III

Date:  November 2, 2009___________

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Exhibit A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION of the benefits to be provided to me in connection with the termination of my employment, as set forth in that certain agreement between myself and OSI Restaurant Partners, LLC (the “Company”) dated November 2, 2009 (the “Separation Agreement”), which benefits are conditioned on my signing this Release of Claims, and to which benefits I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, I, on my own behalf and that of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company, Kangaroo Holdings, Inc. (“Holdings”), and their respective subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have or might have, through the date of my signing of this Release of Claims, including, without limitation, any and all causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by the Company or any of its subsidiaries or other affiliates, or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement.

Excluded from the scope of this Release of Claims is (i) any claim arising under terms of this Release of Claims after the effective date of this Release of Claims, (ii) payment of any severance amounts pursuant to Section 3 of the Separation Agreement, any vested rights, payments, or benefits due under any employee benefit plan sponsored or maintained by the Company or any of its affiliates and the Company’s obligations to provide me with the gross-up payments referenced in the second paragraph of Section 6 of the Employment Agreement between myself and the Company dated as of June 14, 2007 (as amended, the “Employment Agreement”), (iii) any claim arising out of the Option or the Restricted Shares (as such terms are defined in the Separation Agreement), (iv) any right of indemnification or contribution pursuant to the Articles of Incorporation or By-Laws of the Company or any of its subsidiaries or other affiliates and (v) any right of indemnification or contribution that I have pursuant to any written stockholder agreement between myself and the Company or any of its subsidiaries or other affiliates.

In signing this Release of Claims, I give the Company assurance that I have returned to it any and all documents, materials and information related to the business, whether present or otherwise, of the Company and its affiliates as required by Section 12 of the Employment Agreement, and all keys and other property of the Company and its subsidiaries and affiliates that were in my possession or control.  I agree that I will not, for

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any purpose, attempt to access or use any computer or computer network or system of the Company or any of its affiliates, including without limitation their electronic mail systems.  I further acknowledge that I have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which I have password-protected on its computer network or system.

In signing this Release of Claims, I agree that the payments and benefits provided under Sections 2 and 3 of the Separation Agreement and described in Section 4 of the Separation Agreement are in complete satisfaction of any and all compensation due to me from the Company or any of its affiliates, whether arising under the Employment Agreement or otherwise, in connection with my employment or the termination thereof, and that, except as expressly provided in the Separation Agreement, nothing further is owed to me by the Company or Holdings or any of their respective affiliates.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one days from the later of the date my employment with the Company terminates or the date that I receive this Release of Claims.  I also acknowledge that I am advised by the Company and its subsidiaries and other affiliates to seek the advice of an attorney prior to signing this Release of Claims, that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing, and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.  I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Separation Agreement.

Acknowledging that this Release of Claims will take effect at the time I sign and return it, and intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature: /s/ A. William Allen, III_______   Date signed: November 2, 2009_______
          A.  William Allen, III